Rubio’s Closes Going Private Transaction with Mill Road Capital

Carlsbad, Calif., Aug. 24, 2010 – Rubio’s Restaurants, Inc. (RUBO 8.68, -0.02, -0.23%) today announced the closing of its merger with a subsidiary of Mill Road Capital, L.P. to take the company private.  Rubio’s former stockholders are receiving $8.70 per share in cash in the transaction.  The transaction is the result of a comprehensive strategic alternatives review process under the supervision of a Special Committee of the Board of Rubio’s.

Rubio’s headquarters will remain in Carlsbad under the leadership of its existing management team.  No significant changes in strategic direction or operations are expected as a result of the transaction.  Ralph Rubio, the founder of Rubio’s, retains an ownership position in the newly private company and will continue his role as a member of the Board of Directors.

“This is a milestone for Rubio’s,” said Ralph Rubio.  “I was excited to open the first Rubio’s in 1983 after traveling to Mexico and camping, surfing and grilling on the beach.  Going public in 1999 provided us with the resources to quickly expand.  Returning to private ownership will afford us the independence and flexibility to continue to build our unique brand.  Rubio’s will continue to offer our guests the freshest, most delicious Beach Mex cuisine.”

“Today, I’m excited as I’ve ever been about the future of Rubio’s,” Mr. Rubio continued.  “We truly believe there is no other brand like Rubio’s, and we have the potential and desire to keep growing our business.”

“We are delighted to back Ralph Rubio, Dan Pittard and the entire management team,” said Scott Scharfman, Managing Director at Mill Road.  “We first began analyzing Rubio’s over four years ago and eventually built a significant public ownership position in the company.  Taking Rubio’s private represents the ultimate expression of our confidence in the company’s management and its future.”

“Mill Road has extensive knowledge of the fast casual sector, which remains the best performing sector in the restaurant industry,” said Dan Pittard, Rubio’s President and CEO.  “Their investment in Rubio’s is a strong endorsement of our winning strategy within this sector.  I’m excited about the opportunity to partner with Mill Road and see Rubio’s prosper as a private company.”

About Rubio’s® Restaurants, Inc.

Bold, distinctive, Baja-inspired food is the hallmark of Rubio’s Fresh Mexican Grill(R).  The first Rubio’s was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio.  Rubio’s is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast.  In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio’s menu features seafood items including grilled mahi mahi and shrimp.  Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio’s uses canola oil with zero grams of trans fat per serving.  The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex® offerings which are lower in fat and calories, and imported beer in most locations.  Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico.  Headquartered in Carlsbad, California, Rubio’s operates, licenses or franchises more than 200 restaurants in California, Arizona, Colorado, Utah and Nevada.  More information can be found at www.rubios.com.

About Mill Road Capital

Mill Road Capital is an investment firm focused exclusively on investing in outstanding publicly-traded companies.  Mill Road invests on behalf of a prominent international group of limited partners, including state pension funds, foundations, endowments and insurance companies.  Mill Road has flexible, long-term capital and the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or partner with management and sponsor going-private transactions.  More information can be found at www.millroadcapital.com.

Forward-Looking Information

This press release contains certain forward-looking statements about Rubio’s that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to, risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Rubio’s filings with the Securities and Exchange Commission.

SOURCE: Rubio’s Restaurants, Inc.; Mill Road Capital, L.P.

CONTACT:

Rubio’s Restaurants, Inc.
Frank Henigman
760-929-8226

Mill Road Capital
Scott Scharfman
203-987-3500